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Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dillard's, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-164361, 333-126000, 333-89180, 333-89128, 333-167937) of Dillard's, Inc. and subsidiaries of our reports dated March 21, 2012, with respect to the consolidated balance sheet of Dillard's, Inc. and subsidiaries as of January 28, 2012, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the fiscal year then ended, and the effectiveness of internal control over financial reporting as of January 28, 2012, which reports appear in the January 28, 2012 Annual Report on Form 10-K of Dillard's, Inc.

/s/ KPMG LLP

Dallas, Texas
March 21, 2012

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  Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM